Exhibit 11


                     METRIS COMPANIES INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share


In thousands, except per share amounts            Year Ended December 31,
                                                  -----------------------
                                                 1999       1998      1997
                                                 ----       ----      ----
BASIC:
------

Net (loss) income applicable to common
     stockholders ......................       ($61,646)   $56,248   $38,058
                                               ========    =======   =======

Weighted average number of common shares
    outstanding ........................         38,570     38,464    38,450

Net (loss) income per share ............       ($  1.60)   $  1.46   $  0.99


DILUTED:
--------

Net (loss) income applicable to common
stockholders ...........................       ($61,646)   $56,248   $38,058
                                               ========    =======   =======
Weighted average number of common shares
    outstanding ........................         38,570     38,464    38,450
Net effect of assumed exercise of stock
    options based on treasury stock
    method using average market price ..             --      1,473     2,026
                                               --------    -------   -------
                                                 38,570     39,937    40,476
                                               ========    =======   =======
Net (loss) income per share ............       ($  1.60)   $  1.41   $  0.94